CHINA AUTOMOTIVE SYSTEMS REDEEMS ALL CONVERTIBLE NOTES

WUHAN, China, May 29, 2012 — China Automotive Systems, Inc. ("CAAS" or the "Company") (NASDAQ: CAAS), a leading power steering components and systems supplier in China, today announced that on May 25, 2012 it redeemed all of its outstanding senior convertible notes. The negotiated total redemption price was US$32.4 million, which includes all principal, accrued and unpaid interest and the make-whole amounts as of the date of redemption.

The five-year senior convertible notes were issued in February 2008 with an original total principal amount of $35 million, a scheduled maturity date of February 15, 2013 and a conversion price per share of $7.0822. In April 2009, the Company redeemed $5 million of the principal amount of the convertible notes. On March 1, 2011, upon the conversion of $6.4 million of the principal amount of the convertible notes, 907,708 common shares were issued at a conversion price of $7.0822 per share. The remaining total principal amount of the senior convertible notes was US$23.6 million. As a result of the redemption of the senior convertible notes, the total share count on a fully diluted basis will be reduced by approximately 3.3 million shares.

As at March 31, 2012, all the components of the senior convertible notes on the Company’s condensed unaudited consolidated balance sheets totaled at $36.7 million, including $23.6 million of convertible notes payable, $4.4 million of compound derivative liabilities, $8.3 million of accrued make-whole redemption interest expense and $0.4 million of accrued and unpaid coupon interest. As of that same date, CAAS reported cash and equivalents of US$79.9 million. For 2011, net cash flow from operating activities was US$34.1 million and capital expenditures approximated US$14.9 million. For the first quarter of 2012, net cash flow from operating activities was US$8.5 million and capital expenditures approximated US$2.0 million.

Mr. Jie Li, chief financial officer, commented, "CAAS used the funds from the senior convertible notes to build its operations and make itself a stronger competitor in the global steering market. The Company has been generating strong cash flows, and decided to redeemed the notes before their maturity date. CAAS will continue to utilize its improved balance sheet and strong free-cash-flow generation to create long-term shareholder value.”

About China Automotive Systems, Inc.

Based in Hubei Province, the People’s Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through nine Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 3.5 million sets, steering columns and steering hoses. Its customer base is comprised of leading Chinese auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd., Chery Automobile Co., Ltd. and Chrysler North America, outside of North America.

Forward Looking Statements

This press release contains statements that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company’s actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading “Risk Factors” in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 9, 2012, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For more information, please visit: http://www.caasauto.com or contact:

Jie Li
Chief Financial Officer
China Automotive Systems, Inc.
Email: jieli@chl.com.cn

Kevin Theiss
Investor Relations
Grayling
Tel: +1-646-284-9409
Email: kevin.theiss@grayling.com